                                                                     Exhibit (5)
                                 IMTECH CORP.
           CONSOLIDATED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED JUNE 30, 1998
                                  (Unaudited)

                                                   Historical      Pro Forma    Adj.   Pro Forma
                                                   Statements     Adjustments   Ref.    Results
                                                  ------------    ------------  ----  ------------
                                                      [1]             [2]
Revenues                                          $  6,286,405    $        -          $  6,286,405
Cost of sales                                        4,208,541        (144,824)  G)      4,063,717
                                                  ------------    ------------        ------------
Gross profit                                         2,077,864         144,824           2,222,688
Operating expenses                                   1,883,948         (67,000)  H)      1,816,948
Interest expense, net                                   94,325         139,610   I)        233,935
Amortization of goodwill                                   -           101,697   D)        101,697
                                                  ------------    ------------        ------------
Income from continuing operations                       99,591         (29,483)             70,108
Loss from discontinued operations                          -               -                   -
                                                  ------------    ------------        ------------
Net income (loss)                                       99,591         (29,483)             70,108
Preferred stock dividends                               61,380             -                61,380
                                                  ------------    ------------        ------------
Net income (loss) applicable to
  common stockholders                             $     38,211    $    (29,483)       $      8,728
                                                  ============    ============        ============

Basic and diluted earnings per share applicable
 to common stockholders                           $      0.007                        $      0.002
                                                  ============                        ============
Weighted average number of shares outstanding        5,789,846                           5,789,846
                                                  ============                        ============

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[1] Includes the Consolidated Results of Operations of IMTECH Corp. and its
    wholly-owned subsidiary KRL Litho, Inc. For the Three Months Ended
    June 30, 1998.

[2] See Summary of Pro Forma Adjustments For the Three Months Ended June 30,
    1998 on Exhibit 6.